EXHIBIT 99.1

News From

FOR IMMEDIATE RELEASE

March 16, 2004

HEALTHSOUTH CORPORATION COMMENCES CONSENT SOLICITATIONS

BIRMINGHAM, Ala. —HEALTHSOUTH Corp. (OTC Pink Sheets: HLSH) today announced that it is soliciting consents under the indentures pursuant to which its 6.875% Senior Notes due 2005, 7.375% Senior Notes due 2006, 7.000% Senior Notes due 2008, 8.500% Senior Notes due 2008, 8.375% Senior Notes due 2011, 7.625% Senior Notes due 2012 and its 10.750% Senior Subordinated Notes due 2008 (collectively, the “Notes”) were issued.

The consent solicitations seek approval of proposed amendments to, and waivers under, the indentures governing the Notes to address on a consensual basis, among other things, issues relating to HEALTHSOUTH’S inability to provide current financial statements. Holders of Notes who deliver consents prior to the expiration of the consent solicitations will be entitled to receive a consent fee of $10 in cash for each $1,000 principal amount of Notes held by such holders. The payment of the consent fee is conditioned upon the proposed amendments to the indentures becoming operative.

The proposed amendments would, as a consensual matter, temporarily suspend HEALTHSOUTH’s obligations under the indentures to furnish compliance certificates to the indenture trustees and to furnish to the SEC periodic and other reports under the federal securities laws until HEALTHSOUTH is able to comply with the reporting requirements thereunder. The proposed amendments, if applicable, also seek to modify HEALTHSOUTH’s ability to incur certain indebtedness under certain circumstances. Each holder of Notes who consents to the proposed amendments will also be waiving all alleged and potential defaults under the indentures arising out of events occurring on or prior to the effectiveness of the proposed amendments.

The proposed amendments will become effective only upon satisfaction or waiver by HEALTHSOUTH of certain conditions which include receipt of valid and unrevoked consents from holders representing not less than a majority in aggregate principal amount of outstanding Notes for a series. Consent solicitations for series of Notes that are governed by the same indentures are also conditioned upon receipt of valid and unrevoked consents from a majority in aggregate principal amount of holders of each other series of notes issued pursuant to such indenture.

The consent solicitations will expire at 11:59 p.m., New York City time, on April 13, 2004, unless extended. Only holders of Notes as of 5:00 p.m., New York City time, on March 15, 2004, will be eligible to consent.

In response to a complaint filed by HEALTHSOUTH, on March 11, 2004, the Circuit Court of Jefferson County, Alabama granted a temporary restraining order preventing acceleration of any of the indebtedness evidenced by the Notes. HEALTHSOUTH said it believed that it was in the best interest of its stakeholders to minimize the extent of litigation over this matter. Accordingly, HEALTHSOUTH has determined to proceed with the consent solicitations as a means of consensually resolving these matters on a fair and prompt basis and to modify certain covenants in the existing indentures in order to facilitate its continuing restructuring efforts.

This news release is not a solicitation of consents with respect to any securities. The consent solicitations are being made only pursuant to the terms and conditions of the consent solicitation statements relating to each series of Notes and the accompanying documents. These documents can be obtained from Innisfree M&A Incorporated, the information agent, at 212-750-5833 (Banks and Brokers Call Collect) or 888-750-5834 (Noteholders Call Toll-Free). Questions regarding the solicitations should be directed to Credit Suisse First Boston, the solicitation agent, at 800-820-1653.

About HealthSouth

HealthSouth is the nation’s largest provider of outpatient surgery, diagnostic imaging and rehabilitative healthcare services, with nearly 1,700 locations nationwide and abroad. HealthSouth can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. HEALTHSOUTH’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to: the investigations by the Department of Justice and the Securities Exchange Commission into HEALTHSOUTH’s financial reporting and related activity; HEALTHSOUTH’s statement that as a result of the investigations, the Company’s previously filed financial statements should no longer be relied upon and may result in the Company restating its prior financial statements; the withdrawal by HEALTHSOUTH’s former accountants of their audit reports on all of the Company’s previously filed financial statements; the outcome of pending litigation relating to these matters; significant changes in HEALTHSOUTH’s management team; HEALTHSOUTH’s ability to successfully amend, restructure and/or renegotiate its existing indebtedness or cure or receive a waiver of alleged defaults under such agreements, the inability of which may result in HealthSouth filing a voluntary petition for bankruptcy; HEALTHSOUTH’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees and customers; changes, delays in or suspension of reimbursement for HEALTHSOUTH’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; changes to the implementation of the prospective payment system for inpatient rehabilitation services; competitive pressures in the healthcare industry and HEALTHSOUTH’s response thereto; HEALTHSOUTH’s ability to obtain and retain favorable arrangements with third-party payors; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the Company’s SEC filings and other public announcements.

###

For more information contact Andy Brimmer at 205-410-2777.